EXHIBIT 99.1

GOODRICH PETROLEUM CORPORATION


                      ANNOUNCES FIRST QUARTER 2003 RESULTS

Houston,   Texas/Shreveport,   Louisiana  -  May  9,  2003.  Goodrich  Petroleum
Corporation today announced financial and operating results for the first quarter ended March 31, 2003, and also provided an operational update on its current and recent drilling activities.

REVENUES. Total revenues for the three months ended March 31, 2003 amounted to $7,078,000 versus $4,700,000 for the three months ended March 31, 2002, with the increase due primarily to higher commodity prices. The Company received $4.21 per Mcf of gas and $29.70 per barrel of oil in the first quarter of 2003 versus $2.69 per Mcf of gas and $20.38 per barrel of oil in the first quarter of 2002.

NET INCOME. In the three months ended March 31, 2003, the Company reported net income, before cumulative effect of change in accounting principle, of $562,000 ($.03 per share) compared to net income of $1,262,000 ($.07 per share) in the prior year period. Due to the adoption of a new accounting standard for asset retirement obligations, the Company recorded a cumulative effect of change in accounting principle amounting to $205,000 ($.01 per share) in the first quarter of 2003 reducing net income, before preferred stock dividends, to $357,000 ($.02 per share). After giving effect to preferred stock dividends of $158,000, net income applicable to common stock was $198,000 ($.01 per share) in the first quarter of 2003 compared to $1,107,000 ($.06 per share) in the prior year period.

Net income in the first quarter of 2003 was negatively impacted by the Company recording non-cash charges to general and administrative expense of $403,000 related to the issuance of 125,157 shares of common stock in lieu of cancelled stock options and $27,000 related to the initial vesting of employee stock awards of 150,000 shares of restricted common stock. Net income in the first quarter of 2002 was positively impacted by non-operating gains on sales of oil and gas properties of $2,837,000, primarily resulting from the sale of a 30% interest in the Company's Burrwood and West Delta 83 fields in March 2002 for net proceeds of $12 million.


CASH FLOW. Net cash flow from operations, before changes in working capital, was $3,099,000 in the first quarter of 2003 compared to $898,000 in the first quarter of 2002. Net changes in current assets and current liabilities resulted in a $2,471,000 decrease in working capital in the three months ended March 31, 2003 compared to a $672,000 increase in working capital in the three months ended March 31, 2002 (see accompanying table for a reconciliation of net cash flow from operations before changes in working capital, a non-GAAP measure, to net cash provided by operating activities).

Net cash used in investing activities was $3,952,000 in the three months ended March 31, 2003 compared to net cash provided by investing activities of $11,067,000 in the three months ended March 31, 2002. In the first quarter of 2003, capital expenditures totaled $4,219,000 as the Company participated in the drilling of four new wells in its Lafitte field (three of which were successfully completed). In the same period, the Company sold its entire interest in the South Drew field and the proceeds from the sale were $267,000. In the first quarter of 2002, total capital expenditures were $1,748,000, which were more than offset by proceeds from property sales of $12,815,000, primarily due to the sale of a 30% interest in the Company's Burrwood and West Delta fields.

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Net cash  provided by financing  activities  was  $1,242,000 in the three months ended March 31, 2003 compared to net cash used in financing activities of $12,243,000 in the three months ended March 31, 2002. In the first quarter of 2003, net borrowings under the Company's senior credit facility provided cash of $1,500,000 to fund capital expenditures, while preferred stock dividends and production payments required cash of $258,000. In the first quarter of 2002, net
repayments   under  the  Company's   senior  credit  facility  reduced  cash  by
$12,000,000, while preferred stock dividends and production payments required additional cash of $243,000. The cash resources for the net debt repayments in the first quarter of 2002 were provided by the sale of a 30% interest in the Company's Burrwood and West Delta fields.

For the full year 2003, the Company has preliminarily established a capital expenditure budget totaling approximately $20 million, which will be primarily directed toward the drilling of up to fifteen gross wells. The Company expects to finance its capital expenditures out of operating cash flow and borrowing capacity under its senior credit facility. As of March 31, 2003, borrowings outstanding under the credit facility were $20,000,000 against a borrowing base of $23,000,000. A redetermination of the borrowing base is pending an evaluation by the Company's lender of reserve information on three new oil and gas wells completed in the first quarter of 2003.

PRODUCTION. Production for the quarter ended March 31, 2003 was an average daily rate of 16,378 Mcfe compared to an average daily rate of 17,041 Mcfe for the quarter ending March 31, 2002, and up from an average daily rate of 14,441 Mcfe for the quarter ending December 31, 2002. Natural gas production volumes increased in the first quarter of 2003 to 744,410 Mcf from the first quarter 2002 level of 732,182 Mcf, while oil production volumes declined to 121,608 barrels from 133,580 barrels, primarily reflecting the sale of a 30% interest in the Company's Burrwood and West Delta fields in March 2002.

OPERATIONS UPDATE. Burrwood and West Delta Fields. The Company is currently drilling its Tunney prospect, the State Lease 15016 No.1, in the West Delta 83 field in Plaquemines Parish, Louisiana. The well is currently drilling at approximately 16,735' measured depth ("MD") or 14,235' true vertical depth ("TVD"). An intermediate string of 9 5/8ths" casing has been set at 11,800' MD (10,713' TVD) and a 7" protection liner has been set to 14,004'. The deeper portion of the well below the intermediate casing at 11,800' MD has not been logged with open-hole logs but LWD tools have been utilized, which indicate potential pay in two horizons. The well is drilling toward total depth, which is currently scheduled to be approximately 16,800' MD. Once the well reaches total depth, the Company plans to log the open hole with conventional logs, and will release additional information upon receipt.

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Lafitte  Field.  As noted  above,  the Company  completed  a four-well  drilling program in the Lafitte field during the first quarter of 2003. Three of the four wells resulted in successful producers. The Company's Valdarrama Uno and Valdarrama Dos wells commenced production during April and all three successful wells are now on production. Initial production appears to be impacted by significant shut-in time. During the last two weeks of April, these three wells produced at an average combined gross rate of 308 barrels of oil per day and 552 Mcf of gas per day, or 2,400 Mcfe. Goodrich is the non-operator and has an approximate 49% working interest in the field.

Australia. On March 31, 2003, the Company participated in the spudding of the Banjo prospect, an exploratory well on Block EP 397 offshore Australia. The well was unsuccessful and was abandoned in April 2003. The Company's share of the estimated well costs, which was paid into an escrow account in 2002, was $650,000. Of this amount, approximately $100,000 of the estimated well costs were incurred and expensed in the quarter ending March 31, 2003. The remaining share of well costs will be expensed in the second quarter of 2003. With the drilling and abandonment of the Banjo prospect the Company has fulfilled its drilling obligations on the exploration permits and has no further drilling activities planned in Australia.

OTHER INFORMATION. In this press release, the Company refers to a non-GAAP financial measure called net cash flow from operations before changes in working capital because of management's belief that this measure is a financial indicator of the Company's ability to internally generate operating funds. Management also believes that this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. Net cash flow from operations before changes in working capital should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange under the symbol "GDP." The majority of its properties are in Louisiana and Texas.

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
                                                          For Three Months Ended
                                                                March 31,
Selected Income Data
                                                            2003        2002
                                                          ---------   ---------

 Total Revenues......................................  $  7,078,480  $ 4,699,682

 Lease Operating Expense ............................     1,757,185    1,987,048
 Production Taxes....................................       530,904      399,589
 Depletion, Depreciation, and Amortization...........     1,577,239    1,603,301
 Exploration.........................................       553,472      445,758
 General and Administrative..........................     1,538,444      842,743
 Interest Expense....................................       235,497      316,417
 Gain (Loss) on Sale of Asset........................      (21,082)    2,836,501
                                                        -----------   ----------
 Income Before Income Taxes..........................       864,657    1,941,327
 Income Taxes........................................       302,627      679,464
                                                        -----------   ----------
 Income Before Cumulative Effect.....................       562,030    1,261,863
 Cumulative Effect of Change in Accounting Principle      (205,293)          ---
                                                        -----------   ----------
 Net Income..........................................       356,737    1,261,863
 Preferred Stock Dividends...........................       158,366      154,798
                                                        -----------   ----------
 Net Income Applicable To Common Stock...............  $    198,371  $ 1,107,065
                                                        -----------   ----------
  Income Per Common Share - Basic
    Income Before Cumulative Effect..................  $         .03 $       .07
  Cumulative Effect of Change in Accounting Principle  $       (.01) $       ---
                                                        ------------  ----------
  Net Income.........................................  $         .02 $       .07
                                                        ------------  ----------
  Net Income Applicable To Common Stock..............  $         .01 $       .06
                                                        ------------  ----------

  Income Per Common Share - Diluted
    Income Before Cumulative Effect..................  $         .03 $       .06
  Cumulative Effect of Change in Accounting Principle  $       (.01) $       ---
                                                        ------------  ----------
  Net Income.........................................  $         .02 $       .06
                                                        ------------  ----------
  Net Income Applicable To Common Stock..............  $         .01 $       .05
                                                        ------------  ----------

  Average Common Shares Outstanding (Basic)..........     17,971,341  17,896,356
  Average Common Shares Outstanding (Diluted)........     20,112,090  20,282,305

Selected Cash Flow Data

 Operating cash flow, before changes in working
      capital (non GAAP)
                                                       $  3,099,252  $   897,704
 Net changes in working capital......................   (2,471,246)      671,819
                                                        -----------   ----------
 Net cash provided by operating activities (GAAP)....  $    628,006  $ 1,569,523
                                                        -----------   ----------

Selected Operating Data

 Net Natural Gas Produced (Mcf)......................       744,410      732,182
 Average Price Per Mcf...............................  $       4.21  $      2.69
 Net Crude Oil Produced (Bbl)........................       121,608      133,580
 Average Price Per Bbl...............................  $      29.70  $     20.38


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